Bowne & Co., Inc.
55 Water Street
New York, NY 10041
(212) 924-5500
Fax: (212) 658-5871

NEWS RELEASE

Media Contact:

Pamela Blum

Manager, Corporate Communications

212-658-5884

pamela.blum@bowne.com

FOR IMMEDIATE RELEASE

Bowne Acquires Rapid Solutions Group’s Digital Print and Personalization Business

NEW YORK, NY—April 9, 2008 - Bowne & Co., Inc. (NYSE: BNE), a leader in shareholder and marketing communications services, today announced it has acquired the digital print business of Rapid Solutions Group (RSG), a subsidiary of Janus Capital Group Inc.

“Rapid Solutions Group is a great strategic fit for us,” said David J. Shea, Chairman and CEO of Bowne. “Like Bowne, RSG collaborates closely with its clients to develop customized communication solutions that offer long-term growth and repeat business. The addition of RSG’s digital print resources and blue chip client base will help us address emerging industry trends, and capture recurring revenue streams that aren’t tied to activity in the capital markets.”

With annual revenue of approximately $45 million, RSG Digital is an end-to-end provider of marketing and business communications solutions for clients in the financial services and healthcare industries, enabling Bowne to further expand its presence in those verticals. The purchase price of this transaction was $14.5 million.

“As a leader in shareholder and marketing communications, Bowne provides great opportunities for our clients in the rapidly expanding, personalized communications marketplace,” said Bob Robichaud, CEO of RSG. “Bowne’s strategic direction and resources combined with the RSG tradition of innovation are a perfect fit.”

With facilities in Chicago and Melville, New York, RSG’s digital print business will be integrated into Bowne’s existing distributive print network, which includes digital and offset printing, binding, mail services and fulfillment capabilities. As a result, the Company believes it will realize significant synergies and achieve improved utilization of RSG’s resources.

About Bowne & Co., Inc.

Bowne & Co., Inc. (NYSE: BNE) provides shareholder and marketing communications services around the world. Dealmakers rely on Bowne to handle critical transactional communications with speed and accuracy. Compliance professionals turn to Bowne to prepare and file regulatory and shareholder communications online and in print. Marketers look to Bowne to create and distribute customized, one-to-one communications on demand. With 3,500 employees in 60 offices around the globe, Bowne has met the ever-changing demands of its clients for more than 230 years. For more information, please visit www.bowne.com.

About RSG Digital
Rapid Solutions Group is a leading provider of business communications. Rapid Solutions Group leverages technology to design, produce, publish and distribute printed and electronic media that delivers superior return on investment for its clients in the financial services and healthcare verticals. Rapid Solutions Group’s distributed production network delivers fast and secure communications and provides for mission critical, real-time disaster recovery. Rapid Solutions Group’s proven solutions increase revenue and market share while reducing cost, improving productivity and mitigating risk for its clients.

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